Exhibit 4.5

AMENDMENT NO. 1 TO THE

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.

2016 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 (the “Amendment”) to the Fusion Telecommunications International, Inc. 2016 Equity Incentive Plan (the “Plan”), is hereby adopted, effective as of September 22, 2017, by the Board of Directors (“Board”) of Fusion Telecommunications International, Inc., a Delaware corporation (the “Corporation”), pursuant to its authority under Section 14.1 of the Plan.

1. Section 5.3(a) is hereby amended in its entirety and restated to read as follows:

“(a)
The maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be 2.2 million shares.”

2. Except as specifically amended by this Amendment, the Plan shall remain and continue in full force and effect, and the provisions of the Plan shall not be altered, amended or modified in any way.

3. This Amendment shall be governed by and construed under the laws of the State of New York without regard to conflict of laws principles.

* * *

To record the adoption of this Amendment to the Plan, the Board has authorized its officers to execute this Amendment as of the date first written above.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. By: /s/ Philip D. Turits Its: Secretary and Treasurer